Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made on this 27th day of November, 2018 (the “Effective Date”), by and between Marker Therapeutics, Inc., a Delaware corporation (the “Company”), and Michael J. Loiacono, an individual (the “Executive”), and amends that certain Employment Agreement between the Company and the Executive, dated August 25, 2016 (the “Employment Agreement”).

RECITALS:

WHEREAS, the Company and the Executive entered into the Employment Agreement on August 25, 2016; and

WHEREAS, the Company desires to appoint a new Chief Financial Officer, however, the Company desires to retain Executive to continue to serve as the Company’s Chief Accounting Officer; and

WHEREAS, the Company and the Executive wish to amend the Executive’s Employment Agreement, to provide for Executive’s services as Chief Accounting Officer and thereby the relinquishment of the office of Chief Financial Officer as provided herein.

NOW THEREFORE, the Executive and the Company for themselves, their heirs, successors and assigns, in consideration of their mutual promises contained herein, intending to be legally bound, hereby agree that the Employment Agreement is hereby amended as follows:

1.       Section 1 and 2 of the Employment Agreement are hereby deleted and replaced in their entirety with the following:

2.       EMPLOYMENT. The Company will employ the Executive as the Chief Accounting Officer of the Company, and the Executive agrees to serve in such capacities and provide his services to the Company on the terms and conditions set forth in this Agreement.

3.       POSITION AND DUTIES. On and after the date of this Agreement, the Executive will serve as the Chief Accounting Officer of the Company. The Executive agrees that during the Term (as defined below) he shall dedicate his full business time, attention and energies to performing his duties to the Company, as prescribed by the Chief Executive Office (the “CEO”) and Chief Financial Officer (the “CFO”). The Executive will manage the accounting affairs of the Company and perform the duties typically assigned to the Chief Accounting Officer of a similarly situated company in the Company’s industry. The Executive shall also perform such other reasonable duties as may hereafter be assigned to him by the CEO or CFO, consistent with his abilities and position as the Chief Accounting Officer and providing such further services to the Company as may reasonably be requested of him. The Executive will report to the CEO of the Company, and carry out the financial decisions and otherwise abide by and enforce the lawful rules and policies of the Company.

The Executive shall devote his best business efforts to the business and affairs of the Company and, during the Term, shall observe at all times the covenants regarding non-competition, and confidentiality provided in Sections 5, 6 and 7 below. The Company and Executive acknowledge and agree that, during the Term, Executive shall be permitted to (i) serve on corporate, civic or charitable boards or committees, and (ii) manage passive personal investments, so long as any such activities do not unduly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

2.       Section 4(a)-(b) of the Employment Agreement are hereby deleted and replaced in their entirety with the following:

4. COMPENSATION AND BENEFITS.

(a) Base Salary. At the Effective Date, the Executive’s annual base salary shall be two hundred seventy five thousand dollars ($275,000) per year, which shall be paid bi-weekly by the Company to the Executive in accordance with the Company’s customary payroll practices, subject to customary withholding as required by applicable law. This annual base salary shall be reviewed by the CEO periodically, and the CEO may increase the Executive’s annual base salary from time to time as the CEO deems to be appropriate subject to performance and market conditions. The Executive’s salary will not be reduced without Executive’s prior written consent except that the Board may, in its sole discretion, reduce Executive’s base salary in connection with a salary reduction applicable to all Company senior executive officers in substantially the same proportions.

(b) Annual Incentive Compensation. During the Term, the Executive shall be eligible for an annual performance bonus of up to thirty-five percent (35%) of the Executive’s annual base salary, based on goals and other conditions as the Board (or duly authorized committee thereof), shall determine in its sole discretion on an annual basis (the “Annual Performance Bonus”). The Annual Performance Bonus will be payable in the form of cash or fully-vested shares of the Company’s common stock, or a combination thereof, at the Board’s (or duly authorized committee thereof), discretion, in any case to be paid or delivered as soon as practicable after the end of the year in which it is earned and in any event not more than ninety (90) days after the end of such year. Payment of the Annual Performance Bonus shall be expressly conditioned upon Executive’s employment with the Company on the date that the Annual Performance Bonus is paid, except as provided in Section 9(b) and Section 10(a) below

Any such Annual Performance Bonus, as well as any equity awards which are granted to the Executive or which become vested as a result of the satisfaction of financial performance goals of the Company, shall be subject to the Company’s Policy on Recoupment of Executive Incentive Compensation, and that the Executive shall be obligated to repay to the Company, any and all amounts received with respect to the Annual Performance Bonus or performance-based equity awards, to the extent such a repayment is required by the terms of the Policy on Recoupment of Executive Incentive Compensation, as such policy may be amended from time to time.

3.       Section 9 of the Employment Agreement is hereby amended to read as follows in its entirety:

9.       SEVERANCE PAY.

(a)       In the event the Executive’s employment with the Company is terminated by the Company during the Term for Cause (as defined in Section 8(d) above), or by the Executive other than for Good Reason (as defined in Section 8(e) above), the compensation and benefits the Executive shall be entitled to receive from the Company shall be limited to:

(i)       his then-current annual base salary pursuant to Section 4 through the date of termination, payable in accordance with the Company’s standard payroll practices;

(ii)       any reimbursable expenses for which the Executive has not yet been reimbursed as of the date of termination; and

(iii)       any other rights and vested benefits (if any) provided under employee benefit plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs.

Any annual performance bonus under Section 4(b) earned for a prior year but not yet paid by the Company shall be forfeited if the Executive’s employment with the Company is terminated by the Company for Cause or is terminated by the Executive for other than Good Reason. If the Executive’s employment with the Company is terminated during the Term due to death or Disability, in addition to the amounts in Subsection (a) of this Section 9, the Executive shall also be entitled to receive any annual performance bonus that, as of the date of termination, has been earned by the Executive but has not yet been paid by the Company to the Executive with such payments being made in the form determined by the Board as provided in Section 4(b).

(b)       If the Executive’s employment with the Company is terminated during the Term, either by the Company without Cause or by the Executive for Good Reason, in addition to the amounts in Subsection (a) of this Section 9, the Executive shall also be entitled to receive severance pay equal to twelve (12) months of his annual base salary pursuant to Section 4, at the rate in effect on the date of termination. This severance pay shall be paid to the Executive in cash in a single lump sum payment, within sixty (60) days after the date of the termination of the Executive’s employment with the Company, but no earlier than fifteen (15) days after the Executive’s execution and non-revocation of a general release of all claims against the Company, its officers, directors, employees and affiliates, in form and substance satisfactory to the Company (the “Release”). In addition, the Executive shall also receive upon termination any annual performance bonus that, as of the date of termination, has been earned by the Executive but has not yet been paid by the Company to the Executive for the calendar year prior to the calendar year in which termination occurs. For the calendar year in which termination occurs, Executive shall receive an Annual Performance Bonus payable at the highest performance amount for the pro rata portion of the calendar year Executive served the Company, provided that, the Executive has served a minimum of six months during the calendar year of any termination under this subsection. Any applicable performance bonus is to be paid in such form as provided in Section 4(b). In addition, the Company shall pay the cost for Executive to continue his health insurance benefits under COBRA for a period of twelve (12) months after termination of employment, or the Company will fund an alternative health care insurance plan for the same dollar amount as would be payable under COBRA for such period.

(c)	If the Company exercises its right to provide Executive with a termination notice pursuant to Section 3, in addition to the amounts in Subsection (a) of this Section 9, at termination, Executive shall also be entitled to receive severance pay equal to twelve months of his annual base salary at the rate in effect at termination payable in twelve equal monthly payments.

(d)       Notwithstanding anything in this Agreement to the contrary, it will be a condition to the Executive’s right to receive any severance benefits under Subsections (b) and (c) of this Section 9 that he execute and deliver the Release to the Company upon his separation from service, and that he does not revoke the Release during the fifteen (15) day period thereafter. Subject to Section 14 below, the severance payments under this Section 9 will be made no earlier than fifteen (15) days after the Executive has executed, delivered and not revoked the Release as required under this Section 9.

4.       Except as expressly amended by this Amendment, the Employment Agreement shall continue and remain in full force and effect.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above, to be effective on the Effective Date, for the purposes herein contained.

COMPANY –Marker Therapeutics, Inc.		EXECUTIVE

By:	/s/Peter L. Hoang	/s/Michael J. Loiacono
Name:	Peter L. Hoang	Name: Michael J. Loiacono
Title:	Chief Executive Officer

[Signature Page to Amendment to Employment Agreement]